As filed with the Securities and Exchange Commission on October 11, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CeriBell, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	47-1785452
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

360 N. Pastoria Avenue Sunnyvale, California	94085
(Address of Principal Executive Offices)	(Zip Code)

CeriBell, Inc. 2014 Stock Incentive Plan

CeriBell, Inc. 2024 Equity Incentive Plan

CeriBell, Inc. 2024 Incentive Award Plan

CeriBell, Inc. 2024 Employee Stock Purchase Plan

(Full Title of the Plan)

Jane Chao, Ph.D.

President, Chief Executive Officer, and Co-Founder

CeriBell, Inc.

360 N. Pastoria Avenue

Sunnyvale, California 94085

(800) 436-0826

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kathleen M. Wells

John C. Williams

Richard Kim

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Telephone: (650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, CeriBell, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents filed or to be filed with the SEC:

(a) Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on October 9, 2024, (File No. 333-281784), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) The Registrant’s Prospectus to be filed on or about October 11, 2024 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-281784); and

(c) The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-42364), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 8, 2024 including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee, or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Article 8 of the Registrant’s amended and restated certificate of incorporation provides for indemnification by the Registrant of its directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law. The Registrant has entered into indemnification agreements with each of its current directors, executive officers, and certain other officers to provide these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or an officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of directors, for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director or officer derived an improper personal benefit; provided that officers may not be indemnified for actions by or in the right of the corporation. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the Registrant with respect to payments that may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Exhibit Description	Incorporated by Reference			Filed
Number		Form	Date	Number	Herewith
4.1	Amended and Restated Certificate of Incorporation, as currently in effect.	S-1/A	10/7/24	3.1
4.2	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the completion of the Registrant’s initial public offering.	S-1/A	9/19/24	3.2
4.3	Amended and Restated Bylaws, as currently in effect.	S-1	8/26/24	3.3
4.4	Form of Amended and Restated Bylaws, to be in effect immediately prior to the completion of the Registrant’s initial public offering.	S-1/A	9/19/24	3.4
4.5	Form of Common Stock Certificate.	S-1/A	9/19/24	4.01
5.1	Opinion of Latham & Watkins LLP.				X
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.				X
24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X
99.1(a)#	2014 Stock Incentive Plan.	S-1	8/26/24	10.10
99.1(b)#	Form of Agreements under 2014 Stock Incentive Plan.	S-1	8/26/24	10.11
99.2(a)#	2024 Equity Incentive Plan.	S-1	8/26/24	10.12
99.2(b)#	Form of Option Agreement under the 2024 Equity Incentive Plan.	S-1	8/26/24	10.13
99.2(c)#	Form of Restricted Stock Unit Agreement under the 2024 Equity Incentive Plan.	S-1/A	10/7/24	10.27
99.3#	2024 Incentive Award Plan.	S-1/A	10/7/24	10.14
99.4#	Form of Agreements under 2024 Incentive Award Plan.	S-1/A	10/7/24	10.15
99.5#	2024 Employee Stock Purchase Plan.	S-1/A	10/7/24	10.16
107	Calculation of Filing Fee Table.				X

# Indicates management contract or compensatory plan.

Item 9. Undertakings.

(a)
The Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 11th day of October, 2024.

CeriBell, Inc.

By:	/s/ Xingjuan (Jane) Chao, Ph.D.
Xingjuan (Jane) Chao, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Xingjuan (Jane) Chao, Ph.D., Scott Blumberg, and Louisa Daniels, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Xingjuan (Jane) Chao, Ph.D. Xingjuan (Jane) Chao, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2024

/s/ Scott Blumberg Scott Blumberg	Chief Financial Officer (Principal Financial Officer)	October 11, 2024

/s/ David Foehr David Foehr	Senior Vice President, Finance (Principal Accounting Officer)	October 11, 2024

/s/ Rebecca (Beckie) Robertson Rebecca (Beckie) Robertson	Director	October 11, 2024

/s/ Juliet Tammenoms Bakker Juliet Tammenoms Bakker	Director	October 11, 2024

/s/ William W. Burke William W. Burke	Director	October 11, 2024

/s/ Lucian Iancovici, M.D. Lucian Iancovici, M.D.	Director	October 11, 2024

/s/ Joseph M. Taylor Joseph M. Taylor	Director	October 11, 2024

/s/ Josef Parvizi	Director	October 11, 2024
Josef Parvizi, M.D., Ph.D.